Exhibit 10.21

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Independent non-employee directors of Mastech Digital, Inc. (the “Company”) will receive an annual retainer fee of $75,000 in 2025, the Chair of the Audit Committee will receive an additional annual retainer fee of $15,000 in 2025; the Chair of the Compensation Committee will receive an additional annual retainer fee of $10,000 in 2025; and the Chair of the Nominating Committee will receive an additional annual retainer fee of $5,000. In addition, independent non-employee directors of the Company are eligible to participate in the Company’s Stock Incentive Plan, as amended and restated (the “Stock Incentive Restated Plan”). On January 30, 2025, our independent non-employee directors each received a restricted share grant under the Stock Incentive Plan of 5,535 restricted shares, which shares vest over a one-year period. Additionally, our Independent non-employee directors receive retainer and meeting fees for their service on any ad hoc special committees that are established from time to time.

Non-independent directors of the Company will not receive any compensation for their service as directors of the Company.

All of the Company’s directors are reimbursed for reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings.